Mailstop 3561
                                                              October 31, 2018


    Tilman J. Fertitta
    Chief Executive Officer
    Landcadia Holdings, Inc.
    1510 West Loop South
    Houston, Texas 77027

            Re:    Landcadia Holdings, Inc.
                   Preliminary Proxy Statement on Schedule 14A
                   Filed August 31, 2018
                   File No. 001-37788

    Dear Mr. Fertitta:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ Lisa M. Kohl
for

                                                              Mara L. Ransom
                                                              Assistant
Director
                                                              Office of
Consumer Products

    cc:     Steve Schenithal; Elliot Smith